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INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of John Deere Capital Corporation on Form S-3 of our report dated November 25, 1997, appearing in the Annual Report on Form 10-K of John Deere Capital Corporation for the year ended October 31, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP
Chicago, Illinois

December 3, 1998